EXHIBIT 99.2

For Immediate Release

Contact:	Michele Sullivan
The Boston Beer Company, Inc.
(617) 368-5165

BOSTON BEER ANNOUNCES THE RETIREMENT OF DIRECTOR

      BOSTON, MA (10/20/04) -- The Boston Beer Company, Inc. (NYSE: SAM) announced today that long-time Board member, James C. Kautz, has retired from the Board, effective at the close of business on Tuesday, October 19, 2004.

      Mr. Kautz was a founding investor in the Company, brewer of Samuel Adams® beers, and has served as a Class A Director since its initial public offering in 1995. Mr. Kautz served as Chairman of the Compensation Committee and as a member of the Company's Audit and Nominating/Governance Committees. Jim Koch, brewer and founder of the Company, said, "We will miss Jim's insight, wisdom and dedication to the Company. I know I speak for the members of the Board and the Boston Beer Company team in wishing him well."

Mr. Kautz said, "I have thoroughly enjoyed my time on the Boston Beer Company Board, but believe it is time to retire and give others the opportunity to serve this excellent Company."

A search for a new Class A Director is underway and the Board anticipates that the vacancy created by Mr. Kautz' retirement from the Board will be filled before the end of the year.

      The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth generation brewer Jim Koch, the Company has won more than 650 international awards for its better tasting beers. Samuel Adams Boston Lager® is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

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